Exhibit 99.1

OMNIQ Awarded a $4.1 MILLION Project for Supply Chain Advanced Equipment from a FORTUNE 50 COMPANY

OMNIQ Corp.

●	Equipment to be used in mega Logistic Centers of a leading National retailer.

●	The target is making the purchase to increase automation to improve its supply chain process.

●	The $4.1 project follows the announcement of the deployment of the Company’s AI based Q Shield in the City of East Dublin and the success of our Q Shield system in solving a missing person case utilizing our AI based system installed in the City of Adrian, both in Georgia.

●	On June 13th, the Company announced the receipt of a $29 Million project for supply chain equipment from a Fortune 50 corporation, following the award of an $11 Million project from the Government of Israel, resulting in all times backlog of orders and projects.

SALT LAKE CITY, July 21, 2022 (GLOBE NEWSWIRE) — OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, today announced that it has received a purchase order with a value of $4.1 million from a fortune 50 company.

The purchase order is for the newest technology that will be used in their mega logistic centers, improving complex supply chain operations by upgrading warehouse data collection equipment for a modernized approach with Android operating Systems and the latest security software.

In Logistic Centers, shipping and receiving, inventory control and warehouse management, are the major challenges. OMNIQ’s supply chain mobility IoT solutions are instrumental in achieving higher efficiencies, on time delivery and inventory management.

Shai Lustgarten, CEO. Commented: “Our team takes pride in being chosen by leading corporations time and time again to supply critical equipment to their operations. This vote of confidence attests more than anything about the quality of our solutions and the high level of services that we provide to some of the most demanding customers in the USA. On our AI based Q Shield solutions, we recently announced our cooperation with several Police authorities and Municipalities that are successfully using our patented AI based solutions for public safety and law enforcement. We can clearly say that our system is contributing to life saving almost on a daily basis and is gaining growing interest and a backlog of orders.”

Shai concluded: “We are a strong company, with a solid customer base and superior products and solutions, that can bring us to new spheres in sales and profitability. I believe that these days our strategy is being shown to pay off and we look forward to continuing this momentum.”

About OMNIQ Corp:

OMNIQ Corp. provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information please visit www.omniq.com.

Contact:

Corporate Contact

Koko Kimball

(385) 758-9241

IR@omniq.com